EXHIBIT 99.1

Press Release

CONTACT:

Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2008

Boulder, Colo., (May 5, 2008) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2008.

Array reported revenue of $7.7 million for the third quarter of fiscal 2008, compared to revenue of $10.4 million for the same period in fiscal 2007.  Array invested $23.8 million in research and development for the quarter to advance its six wholly-owned development compounds as well as its portfolio of discovery programs.  This compares to $15.7 million during the same quarter last year.  Array reported a net loss of $24.4 million, or ($0.51) per share, for the third quarter, compared to a net loss of $14.1 million, or ($0.35) per share, for the same quarter in fiscal 2007. Array ended the third quarter of fiscal 2008 with $116 million in cash, cash equivalents and marketable securities.

“Today, we announced an $80 million financing with Deerfield Management which we believe, along with our existing cash, will enable us to advance six wholly-owned small molecule drug programs through clinical proof-of-concept trials,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “Positive results in any of these programs would provide significant value for the Company.”

Below is a summary of our third quarter and recent accomplishments:

Proprietary Research Programs

•                  Announced positive top-line results from a Phase 2 clinical trial evaluating the efficacy of ARRY-797, a novel, orally-administered, small molecule pan-cytokine inhibitor, in patients with post-surgical dental pain.  ARRY-797 achieved its primary and secondary endpoints for analgesic efficacy and was well tolerated.  Based on these results, Array is moving forward with a second Phase 2 acute inflammatory pain trial comparing various doses of ARRY-797 to placebo and to celecoxib.

•                  The analgesic effect of 400 mg of ARRY-797, compared to placebo, was statistically significant based upon the primary endpoint of total pain relief over six hours post dose (p<0.0001).  The analgesic effect was also statistically significant for total pain relief over three, eight, twelve and 24 hours post dose.

•                  Other analgesic endpoints, including total pain intensity, time to meaningful pain relief and time to analgesia were also significantly improved versus placebo.

•                  Array believes the efficacy observed in this study is due to the simultaneous inhibition of the pain mediator PGE2 and the inflammatory mediators TNF, IL-1 and IL-6.

•                  Additional results of this Phase 2 trial will be presented in connection with the American Pain Society’s 27th Annual Scientific Meeting on May 7 in Tampa, Fla.

-more-

•                  Completed a Phase 1b 28-day multiple ascending dose trial with the MEK inhibitor, ARRY-162, added to methotrexate in patients with stable rheumatoid arthritis (RA).  The trial results will be presented at an upcoming scientific conference.

•                  Initiated a global Phase 2 trial with the MEK inhibitor, ARRY-162, added to methotrexate in 200 patients with RA.

•                  Continued enrolling patients in a Phase 1b expansion trial for ARRY-543; half of the patients will have trastuzumab-resistant ErbB2-positive metastatic breast cancer and half of the patients will have other ErbB-family-driven cancers;

•                  Continued Phase 1 expansion trial of ARRY-520, a small molecule kinesin spindle protein inhibitor, to evaluate safety, tolerability and preliminary efficacy at the maximum tolerated dose;

•                  Initiated a Phase 1b/2 trial of ARRY-520 in patients with acute myelogenous leukemia;

•                  Initiated a Phase 1 clinical trial of ARRY-380, an oral, selective ErbB-2 inhibitor for cancer.

•                  Initiated a Phase 1 trial of ARRY-614, an oral p38/Tie2 inhibitor, in healthy volunteers to evaluate the safety, tolerability and pharmacokinetics after a single dose and multiple doses.

Partnered Research

•                  AZD6244 (ARRY-886), a novel MEK inhibitor, advanced into six signal searching single agent trials conducted by AstraZeneca and the National Cancer Institute, including ovarian, biliary, liver and thyroid cancers, and multiple myeloma and acute myeloid leukemia

•                  ITMN-191 (R7227) advanced in a Phase 1b multiple-ascending-dose clinical trial conducted by InterMune, Inc. and its partner, Roche, evaluating ITMN-191 as monotherapy in patients with chronic hepatitis C virus (HCV) infection. ITMN-191 is an HCV protease inhibitor that resulted from a collaboration between Array and InterMune.  InterMune reported top-line results from four dose cohorts of treatment-naive patients in this trial which demonstrated rapid and significant reductions in HCV RNA.

•                  Continued research with Celgene Corporation on four drug discovery programs in cancer or inflammation.

•                  Continued research with Genentech on three drug discovery programs in cancer.

Financial Position

•                  Received a funding commitment of $80 million from Deerfield Management, a leading healthcare investment organization.  Together with existing capital, these funds are expected to enable Array to advance its six wholly-owned small molecule drugs through clinical proof-of-concept studies while continuing discovery research to expand its proprietary drug pipeline.

Leadership

•                  Appointed Gary M. Clark, Ph.D., as Vice President of Biostatistics and Data Management at Array.  Dr. Clark will oversee all of Array’s biostatistics and data management activities on the Company’s growing small molecule drug pipeline.  Prior to joining Array, Dr. Clark most recently served as OSI Pharmaceuticals’ Vice President of Biostatistics and Data Management, where he successfully supported the approval of Tarceva for the treatment of patients with advanced non-small cell lung cancer and for patients with advanced pancreatic cancer.

Array reported revenue of $22.7 million for the nine-month period ended March 30, 2008, compared to revenue of $29.0 million for the same period in fiscal 2007.  Net loss for the nine months ended March 30, 2008, was $63.9 million, or ($1.35) per share, compared to a net loss of $38.2 million, or ($0.97) per share, reported in the same period in fiscal 2007.

Array will hold a conference call on Tuesday, May 6, 2008, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, May 6, 2008
Time:	9:00 a.m. eastern time
Toll-Free:	877-718-5092
Toll:	719-325-4771
Pass Code:	3440191
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 3440191.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer,  inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at large market opportunities.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, the expected progress and success of our internal proprietary drug discovery activities and the development activities of our collaborators, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 5, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,

	2008	2007	2008	2007

Revenue:
Collaboration revenue	$5,613	$7,813	$16,868	$23,348
License and milestone revenue	2,098	2,567	5,854	5,616
Total revenue	7,711	10,380	22,722	28,964

Operating expenses *
Cost of revenue (1)	5,725	6,164	16,278	18,649
Research and development for proprietary drug discovery (2)	23,830	15,738	61,997	41,376
General and administrative (3)	3,737	3,270	12,944	9,522
Total operating expenses	33,292	25,172	91,219	69,547

Loss from operations	(25,581)	(14,792)	(68,497)	(40,583)

Interest income	1,342	947	5,281	3,124
Interest expense	(171)	(244)	(635)	(733)
Net loss	$(24,410)	$(14,089)	$(63,851)	$(38,192)
Basic and diluted net loss per share	$(0.51)	$(0.35)	$(1.35)	$(0.97)
Number of shares used to compute per share data	47,428	39,959	47,236	39,523

* Includes stock-based compensation expense
(1) Cost of revenue	$331	$235	$978	$826
(2) Research and development for proprietary drug discovery	874	383	2,406	1,164
(3) General and administrative	389	455	1,235	1,476
Total	$1,594	$1,073	$4,619	$3,466

Summary Balance Sheet Data

(in thousands)

	March 31,	June 30,
	2008	2007

Cash, cash equivalents and marketable securities	$116,430	$141,331
Working capital	57,938	120,829
Total assets	154,401	174,974
Long term debt	15,000	15,000
Stockholders’ equity	47,234	107,703

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